EXHIBIT 23.1

CONSENT OF BEHRE DOLBEAR & COMPANY

Behre Dolbear & Company (USA), Inc. (“Behre Dolbear”) hereby consents to the use by Contango ORE, Inc. in connection with its Report on Form 10-Q dated February 3, 2012 and any other documents prepared by the Company (collectively, the “Company Documents”), of the Behre Dolbear Tetlin Project report dated January 2012 and all information derived from its report.

Behre Dolbear also consents to all references to itself contained in such Company Documents, including being named as an expert.

Date: February 6, 2012	BEHRE DOLBEAR & COMPANY (USA), INC.

	By:	/s/ H. JOHN HEAD
	Name:	H. John Head
	Title:	President & CEO